Amended and Restated

Certificate of Incorporation

of

Photovoltaic Solar Cells, Inc.

(Pursuant to Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes)

I, the undersigned Chief Executive Officer of Photovoltaic Solar Cells, Inc., do hereby certify that:

1.           The Certificate of Incorporation of Photovoltaic Solar Cells, Inc. (“Corporation”) is hereby amended and restated in its entirety, effective as of May 25, 2011, as follows:

ARTICLE I

The name  of  the  Corporation  is  Photovoltaic  Solar  Cells,  Inc.

ARTICLE II

Its registered office in the State of Nevada is located at 502  East  John  Street,  Carson  City, Nevada 89706. The name of its registered agent at that  address  is  CSC  Services  of  Nevada,  Inc.

ARTICLE III

On November 29, 2010 (“Record Date”) the corporation’s board of directors and a majority of the shareholders entitled to vote on the action approved a 10 to 1 reverse stock split (“Reverse Split”).  The Reverse Splits became effective on January 20, 2011 (the “Split Effective Date”), each 10 shares of the corporation’s common stock issued and outstanding immediately prior to the Split Effective Date (the “Old Common Stock”) was automatically reclassified and changed into one share without any action on part of the holder thereof, which the Corporation shall be authorized to issue immediately subsequent to the Split Effective Date (the “New Common Stock”). Each holder of a certificate or certificates which immediately prior to the Split Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Split Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates (the “New Certificates”) representing the shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. No fractional shares of New Common Stock of the Corporation shall be issued. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation. Instead, any fractional share shall be rounded to the next whole share.

After taking into effect the Reverse Split and on the effective date of this amendment, this Corporation is authorized to issue the following capital stock:

The  Corporation's  authorized  capital  consists  of One Hundred Fifty Million (150,000,000)  shares  of  common  stock  having  a par value of $.0001 per share ("Common Stock") and ten million (10,000,000) shares of preferred stock having a par  value  of  $.0001  per  share  ("Preferred  Stock").

Shares  of Preferred Stock of the Corporation may be issued from time to time in one  or  more  series,  each of which shall have such distinctive designation or title  as  shall  be  determined  by  the  Board of Directors of the Corporation ("Board  of  Directors")  prior to the issuance of any shares thereof. Preferred Stock  shall  have such voting powers, full or limited, or no voting powers, and such  preferences  and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in  such  resolution  or  resolutions  providing  for the issue of such class or series  of  Preferred  Stock as may be adopted from time to time by the Board of Directors  prior to the issuance of any shares thereof. The number of authorized shares  of  Preferred  Stock  may  be  increased or decreased (but not below the number  of  shares  thereof  then  outstanding)  by  the affirmative vote of the holders  of a majority of the voting power of all the then outstanding shares of the  capital stock of the Corporation entitled to vote generally in the election of  the directors, voting together as a single class, without a separate vote of the  holders of the Preferred Stock, or any series thereof, unless a vote of any such  holders  is  required  pursuant  to  any  Preferred  Stock  Designation.

ARTICLE IV

The  Governing  Board  shall  be styled as Directors. The personal  liability  of the directors of the Corporation is hereby eliminated to the  fullest  extent  permitted by Chapter 78 of the Nevada Revised Statutes, as the  same  may  be  amended  and  supplemented  hereafter.

ARTICLE V

The nature of the business of the Corporation and the objects of the purposes  to  be  transacted,  promoted,  or carried on by it are to engage  in  any  or  all  lawful  activities  for  which  corporations  may  be incorporated under the corporation laws of the State of Nevada.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

 Shareholders of the Corporation shall not have preemptive rights or cumulative voting rights.

2.             The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors of the Corporation.

3.             The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections 78.385, 78.390 and 78.403 of the Nevada Revised Statutes. The total number of outstanding shares of Common Stock of the Corporation at the Record Date was 4,944,000, of which 4,100,000 voted in favor of the Amended and Restated Articles of Incorporation. The number of shares voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the Record Date was more than 50% of the outstanding Common Stock.  Approximately 83% of the issued and outstanding shares entitled to vote voted in favor of the Amended and Restated Articles of Incorporation.

IN WITNESS WHEREOF, the undersigned, President of the corporation, for the purpose of amending and restating the Articles of Incorporation of the Corporation, hereby makes, files and records this Amended and Restated Articles of Incorporation and certifies that it is the act and deed of the corporation and that the facts stated herein are true.

IN  WITNESS WHEREOF, the undersigned have caused this Amended and Restatement Articles  of  Incorporation  of  Photovoltaic  Solar  Cells, Inc. to be executed  in  his above referenced capacities as of the Chief Executive Officer this 23rd day of May, 2011.

These Amended and Restated Articles of Incorporation shall become effective on May 25, 2011.

Harvey Judkowitz Chief Executive Officer